FOR IMMEDIATE RELEASE

Bell Microproducts Announces Financial Results for the
Third Quarter of 2009

Sequential Sales Up 9% to $765 Million
Earnings Improve to $0.05 per Share and Non-GAAP Earnings to $0.09 per Share

SAN JOSE, Calif.—November 5, 2009 -- Bell Microproducts Inc. (OTC BB: BELM.OB), one of the world’s largest value-added distributors of storage and computing technology, today announced its financial results for the three and nine months ended September 30, 2009.

Net sales in the third fiscal quarter of 2009 were $765.2 million, an increase of 9% as compared to the second fiscal quarter of 2009 and a decrease of 13% as compared to the third quarter of 2008.  Net income for the third fiscal quarter was $1.7 million, or $0.05 per diluted share, as compared to a net loss of $(3.0) million, or $(0.10) per share in the second fiscal quarter of 2009, and a net loss of $(28.3) million, or $(0.87) per share, as compared to the third quarter of 2008.  On a non-GAAP basis, the Company generated net income of $3.0 million, or $0.09 per diluted share in the third fiscal quarter of 2009, as compared to non-GAAP net income of $1.1 million, or $0.03 per diluted share in the second fiscal quarter of 2009 and a non-GAAP net loss of $(7.7) million, or $(0.24) per share, as compared to the third fiscal quarter of 2008.

“We are pleased with the improvement in our revenue and profitability for the quarter,” said W. Donald Bell, President and CEO.  “The sequential sales growth of 9% was the strongest quarterly growth we have experienced recently and was primarily the result of increased demand for our products combined with excellent execution by our team.  Sales increased in both our distribution and single-tier businesses in North America and we are experiencing what we believe is a firming of the market in both Europe and Latin America.  We are approaching 2010 with increased market optimism, a revitalized management team and a more streamlined company focused on growing our business profitably.”

Key Financial Highlights as of the Third Quarter of 2009

~~•~~	Net sales were $765.2 million, up 9% as compared to the second fiscal quarter of 2009.

•	Selling, general and administrative expenses (excluding professional fees) were down 23% and professional fees were down 83% from the third quarter of 2008.

•	The Company reported net income of $1.7 million ($0.05 per diluted share).

•	Non-GAAP net income was $3.0 million ($0.09 per diluted share), up from $1.1 million ($0.03 per diluted share) in the second quarter of 2009.

•	Working capital, defined as current assets less current liabilities, increased 15% to $134.1 million, and the cash conversion cycle declined from 46 days to 41 days, as compared to December 31, 2008.

•	The Company became current with its Securities and Exchange Commission filings in September 2009.

Non-GAAP results reflect the exclusion of various non-cash and other charges and credits from the Company’s reported GAAP results as detailed in the attached supplemental reconciliation table.

Net Sales and Product Mix by Region

The following is a comparison of the Company’s net sales and product mix for the three months ended September 30, 2009 in each of its three major geographic regions:

•
North American net sales were $342.0 million (45% of total revenues), a sequential increase of 19%. The sales growth was primarily fueled by stronger single-tier sales in enterprise storage, and computing products and stronger distribution sales of storage components and systems. Compared to the third quarter of 2008, North American net sales decreased 7% primarily due to the impact of the region’s weakened economy.

•
European net sales were $299.6 million (39% of total revenues), a sequential increase of 2%.  Compared to the third quarter of 2008, European net sales decreased 13%.  European net sales decreased approximately 8% in constant currency as compared to the third quarter of 2008.

•
Latin American net sales were $123.6 million (16% of total revenues), a sequential increase of 1%.  Compared to the third quarter of 2008, Latin American net sales decreased 27%.  Latin American net sales declined 24% in constant currency as compared to the third quarter of 2008.

The following is a net sales breakdown for Bell Micro’s major categories of products and services for the three months ended September 30, 2009:

•
The Components and Peripherals category increased 7% sequentially and represented 43% of net sales.  Compared to the third quarter of 2008, sales declined by 18%.  Disk drive sales increased 13% from the prior quarter due to an improved demand, primarily in North America, and more stabilized unit pricing.  Disk drive sales, which represented 25% of total net sales, decreased 19% as compared to the third quarter of 2008.

•
The Solutions category increased 10% sequentially to represent 57% of total net sales in the third quarter of 2009.  The sequential increase was primarily due to an improved demand, primarily in North America.  Solutions sales declined by 9% as compared to the third quarter of 2008.

Year-to-Date Financial Overview

Year-to-date net sales through September 30, 2009 were $2.2 billion, a 22% decrease from the comparable period of the prior year.  The year-to-date net loss was $(5.4) million, or $(0.17) per share, as compared to a net loss of $(49.0) million, or $(1.51) per share, in the comparable period of 2008.  Year-to-date non-GAAP net income through September 30, 2009 was $8.2 million, or $0.25 per diluted share, as compared to a year-to-date non-GAAP net loss of $(1.2) million, or $(0.04) per diluted share, in the comparable period in 2008.

Balance Sheet

The Company’s key balance sheet metrics as of September 30, 2009, as compared to December 31, 2008, are as follows:

•	Total debt declined 8% to $353.9 million, while cash increased 7% to $24.4 million; and the Company is in compliance with all financial covenants of its banking agreements;

•	Working capital, defined as current assets less current liabilities, increased 15% to $134.1 million and the cash conversion cycle declined from 46 days to 41 days;

•	Accounts receivable declined 6% to $411.6 million and days sales outstanding declined from 52 days to 48 days; and

•	Inventory increased 2% to $235.8 million and days of inventory on hand remained constant at 31 days.

Fourth Quarter of 2009 Outlook

Management anticipates the following for the fourth quarter of 2009 when compared to the third quarter of 2009:

•	a sales increase of 4% to 7%;
•	a slight decline in gross margins;
•	a decline in operating expenses of 2% to 4%; and
•	a slight increase in interest expense due to increased average borrowings to fund growth.

Conference Call

A conference call is scheduled for today, November 5, 2009, at 2:00 p.m. Pacific Time.  The Company will broadcast the conference call via a webcast over the internet.  To listen to the webcast, please visit the investors section of the Bell Micro website at www.bellmicro.com. A replay will be available following the call on Bell Micro's Investor Relations web site or for one week at the following numbers: (888) 286-8010 (domestic) or (617) 801-6888 (international) with ID#10828013.

About Bell Microproducts Inc.

Bell Microproducts (OTC BB:BELM.OB) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, the Company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Safe Harbor Statement

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance in the fourth quarter of 2009, and future events with respect to our business and our industry in general.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate” and similar statements of a future or forward-looking nature identify forward-looking statements.

Forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include, but are not limited to, the following:  our ability to comply with the financial covenants in our credit agreements; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; the circumstances resulting in the restatement of our historical financial statements and the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; our ability to remain current in our SEC filings; our ability to regain a listing on a national securities exchange; loss or adverse effect on our supplier relationships; our ability to accurately forecast customer demand and order sufficient product quantities; competition in the markets in which we operate; the products we sell may not satisfy shifting customer demand; our reliance on third parties to manufacture the products we sell; our reliance on credit provided by our manufacturers to finance our inventory purchases; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; limitations on our operating and strategic flexibility under the terms of our debt agreements; our ability to attract and retain qualified personnel; risks associated with doing business abroad, including foreign currency risks; our inability to identify, acquire and integrate acquired businesses; the outcome of any pending or future litigation or regulatory proceedings, including the pending French tax proceeding, the current shareholder lawsuit and any claims or litigation related to the restatement of our consolidated financial statements; the effects of a prolonged economic downturn; and our ability to reduce professional fees for audit, legal, tax and outside accounting advisor services.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:
Nicole Noutsios
Investor Relations
Bell Microproducts Inc.
(510) 451-2952
ir@bellmicro.com

Financial tables to follow.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Sep. 30,	Dec. 31,
	2009	2008 (1)
ASSETS
Current assets:
Cash	$24,402	$22,775
Accounts receivable, net	411,558	435,569
Inventories	235,755	230,652
Prepaid expenses and other current assets	27,895	19,191
Total current assets	699,610	708,187

Property and equipment, net	16,584	19,042
Goodwill and other intangibles	28,295	28,526
Other long-term assets	20,604	26,371
Total assets	$765,093	$782,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and cash overdraft	$291,142	$274,745
Borrowings under lines of credit and current portion of long-term debt	192,924	221,691
Other accrued liabilities	81,429	94,658
Total current liabilities	565,495	591,094

Long-term debt, net of current portion	160,942	161,063
Other long-term liabilities	21,829	24,269
Total liabilities	748,266	776,426

Shareholders’ equity	16,827	5,700
Total liabilities and shareholders’ equity	$765,093	$782,126

(1)	Adjusted for the retrospective adoption of Financial Accounting Standards Board (“FASB”) ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”).

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2009	Jun. 30, 2009	Sep. 30, 2008 (1)	Sep. 30, 2009	Sep. 30, 2008 (1)

Net sales	$765,156	$703,728	$880,730	$2,184,200	$2,810,693
Cost of sales	693,431	629,664	797,973	1,966,559	2,553,752
Gross profit	71,725	74,064	82,757	217,641	256,941

Selling, general and administrative expense	59,040	55,306	76,816	171,677	229,109
Professional fees	2,906	10,452	17,053	21,932	39,543
Restructuring costs	--	911	59	2,099	2,340
Total operating expenses	61,946	66,669	93,928	195,708	270,992

Operating income (loss)	9,779	7,395	(11,171)	21,933	(14,051)
Interest and other expense, net	7,517	8,352	17,542	21,997	33,772
Income (loss) before income taxes	2,262	(957)	(28,713)	(64)	(47,823)
Provision for income taxes	597	2,091	(457)	5,362	1,164
Net income (loss)	$1,665	$(3,048)	$(28,256)	$(5,426)	$(48,987)

Loss per share:
Basic	$0.05	$(0.10)	$(0.87)	$(0.17)	$(1.51)
Diluted	$0.05	$(0.10)	$(0.87)	$(0.17)	$(1.51)

Shares used in per share calculation:
Basic	31,879	31,847	32,380	31,839	32,376
Diluted	32,575	31,847	32,380	31,839	32,376

(1)	Adjusted for the retrospective adoption of ASC 470-20.

BELL MICROPRODUCTS INC.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

In thousands, except per share amounts	Three Months Ended			Nine Months Ended
	Sep. 30, 2009	Jun. 30, 2009	Sep. 30, 2008	Sep. 30, 2009	Sep. 30, 2008
Net income (loss):
GAAP net income (loss)	$1,665	$(3,048)	$(28,256)	$(5,426)	$(48,987)
Adjustments:
Professional fees (1)	706	8, 252	14,853	15,332	32,943
Trade settlements	(334)	(10,508)	(2,854)	(15,058)	(6,102)
ProSys derivative	(2,374)	(690)	(385)	(2,932)	2,802
Intangible amortization	815	773	812	2,372	2,612
Stock-based compensation	477	704	736	1,742	2,246
Restructuring costs	-	911	59	2,099	2,340
Amortization of debt discount and issuance costs	3,386	3,374	2,869	10,028	8,484
Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances (2)	(1,329)	1,366	4,467	90	2,487
Total adjustments to GAAP net income (loss)	1,347	4,182	20,557	13,673	47,812
Non-GAAP net income (loss)	$3,012	$1,134	$(7,700)	$8,247	$(1,175)

Shares used in computing non-GAAP net income:
Basic	31,879	31,847	32,380	31,839	32,376
Diluted	32,575	32,595	32,380	32,457	32,376

Basic net income (loss) per share:
GAAP	$0.05	$(0.10)	$(0.87)	$(0.17)	$(1.51)
Adjustments	0.04	0.14	0.63	0.43	1.47
Non-GAAP	$0.09	$0.04	$(0.24)	$0.26	$(0.04)

Diluted net income (loss) per share:
GAAP	$0.05	$(0.10)	$(0.87)	$(0.17)	$(1.51)
Adjustments	0.04	0.13	0.63	0.43	1.47
Non-GAAP	$0.09	$0.03	$(0.24)	$0.25	$(0.04)

(1)
Excluded from non-GAAP net income is professional fees for auditors, investigators, lawyers and other outside advisors incurred in excess of $2.2 million for each three-month period presented, as management believes $2.2 million represents approximately one quarter of the Company’s expected annual spending on such professional fees.  The actual professional fees incurred may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

(2)	Amount represents the income tax effect of other adjustments to GAAP net loss and the changes in valuation allowances recorded against deferred tax assets.

ABOUT NON-GAAP FINANCIAL MEASURES

In addition to the Company’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, the Company is providing in this release supplemental non-GAAP net income (loss) and non-GAAP net income (loss) per share as compared to the corresponding financial measures prepared in accordance with GAAP.

The presentation of supplemental non-GAAP financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, these measures may be materially different from non-GAAP financial measures used by other companies.

The Company is providing these non-GAAP financial measures because it believes that such measures provide important supplemental information to management and investors about its core operating results, primarily because the non-GAAP measures exclude certain charges and credits that management believes that investors benefit by being provided with operating information that excludes these charges and credits. Company management uses these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, in evaluating the Company’s operating performance, in planning and forecasting future periods, in making decisions regarding business operations and the allocation of resources, and in comparing the Company’s performance against its historical performance. The Company excludes the following items from its non-GAAP financial measures:

Professional fees.  These amounts include certain costs of auditors, investigators, lawyers and other outside advisors utilized in connection with: 1) independent accounting investigations, 2) the restatement of certain previously-filed financial statements, and 3) the preparation of the delinquent financial statements necessary to regain SEC reporting compliance.  Management has excluded such costs incurred in excess of $2.2 million for each three-month period presented, as it believes $2.2 million represents approximately one quarter of the Company’s estimated annual spending for such professional fees on matters other than those listed above.  The actual professional fees incurred in future periods may be significantly different than this estimate, and such costs will likely fluctuate significantly from quarter-to-quarter and year-to-year.

Trade settlements.  These credits were recorded upon the settlement of certain disputed trade receivable credits (recorded as an increase in net sales) and trade payable credits (recorded as a reduction of cost of goods sold) received in prior periods, but settled in the period recorded.  Although the resolution of disputed trade credits is an ongoing part of the Company’s business, these credits are typically identified and a resolution initiated and completed within a normal operating cycle.  During the process of restating its consolidated financial statements and the filing of its December 2006 10-K, the Company identified a significant number of historical credits that lacked sufficient documentation.  The Company obtained additional documentation and recorded a higher than typical amount of credits to income in 2009.

ProSys derivative.  These charges and credits represent amounts recorded under agreements with the former shareholders of ProSys, under which the Company has granted those shareholders rights to put certain shares to the Company and rights to receive cash from the Company upon open market sales under certain conditions.

Intangible amortization.  These charges reflect the non-cash amortization of certain intangible assets.

Stock-based compensation.  These non-cash charges reflect amounts recorded pertaining to stock options and restricted stock units granted under stock-based compensation plans.

Restructuring costs.  At various times in the past, we have implemented restructuring plans to improve operating performance.  Restructuring costs consist of estimated expenses associated with workforce reductions, the consolidation of excess facilities and the impairment of leasehold improvements and other equipment associated with abandoned facilities.  While we believe it is important to understand these charges, we do not believe that these charges are indicative of our future operating results.

Amortization of debt discount and issuance costs.  These charges represent the non-cash amortization related to the retrospective adoption of ASC 470-20 and certain issuance costs that are being amortized over the term of the underlying debt.

Income tax impacts of non-GAAP items and elimination of the impact of valuation allowances.  The Company adjusts its provision for income taxes to reflect the tax effects of excluding the non-GAAP items noted above.  In addition, the Company excludes amounts related to the establishment or reversal of income tax valuation allowances as such amounts are not included in the Company’s internal reporting, budgeting or planning processes.

All supplemental non-GAAP financial measures are unaudited, and should be read in conjunction with the comparable information presented in accordance with GAAP.